Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations 703.742.5393 InvestorRelations@quadramed.com

QuadraMed Corporation Announces

Preliminary 2008 Revenue and Adjusted Non-GAAP EBITDA

RESTON, Va. – February 9, 2009 – QuadraMed Corporation (NASDAQ: QDHC) announced today that revenue for the fiscal year 2008 will be slightly above the $146 million to $149 million guidance range provided during the November 6, 2008 quarterly earnings call. Further, the Company expects Adjusted Non-GAAP EBITDA will be in the range of 12%-13% of revenue, significantly exceeding the $15.8 million minimum target that was also discussed during that call. The adjustments for Non-GAAP EBITDA include non-cash compensation, cash severance expense recorded during the six months ended June 30, 2008 and the onetime loss on the sale of the Company’s lab and radiology assets recorded during the three months ended June 30, 2008.

“2008 was a very successful year for QuadraMed, with top-line revenue growth of approximately 9%, resulting from the QCPR business acquired in September 2007 and an Adjusted Non-GAAP EBITDA margin expected to be approximately 100 basis points higher year over year. During the year, we signed contracts with five Affinity clinical system customers for migration to QCPR. In addition, several existing QCPR clients made commitments to expand their use of the product, and we also signed a new name QCPR contract. These deals bring the total number of hospitals which have contracted to install the full QCPR electronic medical record system to fifteen since we acquired the product sixteen months ago,” said Keith Hagen, QuadraMed’s President and Chief Executive Officer.

“As we begin 2009 the HIT industry will face many unknowns. The world-wide financial crisis will impact hospital spending, while the final government economic stimulus plan could be a boon for the industry. In either case, approximately two-thirds of our revenues are produced by recurring maintenance and term license contracts, and a large percentage of our 2009 revenue is expected to be generated by this recurring base, our project backlog, and our broad set of products and services,” concluded Hagen.

QuadraMed expects to report its full 2008 financial and operating results and host an investor conference call in early March.

About Adjusted Non-GAAP EBITDA and other Non-GAAP Measurements

The Company’s use and presentation of the terms EBITDA, Adjusted Non-GAAP EBITDA and other Non-GAAP Measurements included in this and other press releases during 2008 and 2007 annual and quarterly reporting periods, and the reconciliations of those items to the most directly comparable reported GAAP financial measure with equal or greater prominence as the Non-GAAP financial measures, have been prepared in direct response to questions from its investors and other interested parties. Although the Company has frequently discussed these reconciling items when they occur, both in its filings as well as in investment community conference calls that are open to the public at large, many inquiries are still made as to the nature of these items, and the impact of removing these items from the GAAP financial results. As a result, the Company believes it is important to provide these reconciliations, so that the requesting investors will not have to perform the arithmetic themselves and so that all interested parties will benefit from the disclosures and reconciliations, through a straightforward and unambiguous presentation. The Company believes that the use and presentation of the terms EBITDA, Adjusted Non-GAAP EBITDA and the other Non-GAAP financial measures is useful because it allows readers of its financial information to evaluate its performance for different periods on a more comparable basis by excluding items that are unique in nature such as non-cash compensation, or do not relate to the ongoing operation of its core business. The items presented in calculating Adjusted Non-GAAP EBITDA and other Non-GAAP reconciliations during 2008 and 2007 annual and quarterly periods represent specific events or items, including the following:

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Cash Severance – costs associated with restructuring and downsizing of the Company’s employee base during the three-month periods ended March 31, 2008, and in connection with the sale of the Company’s Australian-based lab and radiology assets in April 2008 (see Loss on Sale of Assets);

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Loss on Sale of Assets – a one-time loss for accounting purposes recorded in connection with the Company’s April 2008 sale of its Australia-based lab and radiology business, with operations in Australia, New Zealand and the United Kingdom;

•	Non-Cash Compensation – the costs of employee stock options and restricted stock.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. QuadraMed provides real world solutions that help healthcare professionals deliver outstanding patient care efficiently and cost effectively. Behind the Company’s products and services is a staff of 600 professionals whose experience and dedication have earned QuadraMed the trust and loyalty of clients at over 2,000 healthcare provider facilities. For more information about QuadraMed, visit http://www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed Forward-Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.

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